SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

Arrow Electronics, Inc.

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ARROW ELECTRONICS, INC.
50 MARCUS DRIVE
MELVILLE, NEW YORK 11747
ARROW ELECTRONICS LOGO
DANIEL W. DUVAL
CHAIRMAN OF THE BOARD
April 8, 2005
Dear Shareholder:
      I am pleased to invite you to Arrow’s Annual Meeting of Shareholders. The meeting will be held on Friday, May 6, 2005, at the offices of JPMorgan Chase Bank, N.A., 270 Park Avenue, New York, New York at 11:00 a.m. The formal notice of the meeting and the proxy statement soliciting your vote at the meeting appear on the following pages.
      As more fully described in the proxy statement, the matters to be addressed at the meeting include the election of directors and a proposal to ratify the appointment of our independent auditors.
      The Board recommends the approval of the proposal as being in the best interests of Arrow, and urges you to read the proxy statement carefully before you vote. Your vote is important, regardless of the number of shares you own.
      Please make sure you are represented at the meeting, whether or not you plan to attend. You can cast your vote by signing, dating and promptly mailing the enclosed proxy card in the postage-paid return envelope. You can also vote by telephone or through the internet by following the instructions on the proxy card.

Sincerely yours,

Daniel W. Duval
Chairman of the Board

ARROW ELECTRONICS, INC.
50 Marcus Drive
Melville, New York 11747

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE
11:00 a.m. on Friday, May 6, 2005
PLACE
JPMorgan Chase Bank, N.A.
270 Park Avenue
New York, NY 10017
ITEMS OF BUSINESS
      The annual meeting will be held for the following purposes:

1.	To elect directors of Arrow for the ensuing year.

2.	To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as Arrow’s independent auditors for the fiscal year ending December 31, 2005.

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.
RECORD DATE
      Only shareholders of record at the close of business on March 22, 2005 are entitled to notice of and to vote at the meeting or any adjournments thereof.
ANNUAL REPORT
      Our 2004 Annual Report, which is not a part of the proxy soliciting material, is enclosed.
PROXY VOTING
      It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card sent to you. Most shareholders also have the option of voting their shares through the mail, by telephone or through the internet. To use any of these options, follow the voting instructions on your proxy card. You can revoke your proxy (change or withdraw your vote) at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement.

By Order of the Board of Directors

Peter S. Brown
Secretary

ARROW ELECTRONICS, INC.
ANNUAL MEETING OF SHAREHOLDERS
To be Held May 6, 2005

i

ii

ARROW ELECTRONICS, INC.
50 Marcus Drive
Melville, New York 11747

ANNUAL MEETING OF SHAREHOLDERS
To be Held May 6, 2005

PROXY STATEMENT

The Purpose of this Statement
      This proxy statement is being sent to shareholders in connection with the solicitation by the Board of Directors of Arrow Electronics, Inc., a New York corporation (“Arrow” or “the company”), of proxies to be voted at the 2005 Annual Meeting of Shareholders, and any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. Each proxy sent out to shareholders with this statement represents certain shares, which will be voted at the Annual Meeting in accordance with the directions specified on it, and otherwise in accordance with the judgment of the persons designated as proxies.
Invitation to the Annual Meeting
      You are invited to attend the 2005 Annual Meeting of Shareholders on Friday, May 6, 2005, beginning at 11:00 a.m. The meeting will be held at the offices of JPMorgan Chase Bank, N.A., 270 Park Avenue, New York, NY 10017.
Voting Instructions
      This proxy statement, proxy, and voting instructions are being mailed starting April 8, 2005. Please complete, sign, and date the enclosed proxy and return it promptly in the enclosed postage-paid return envelope. You can also vote your shares by telephone or through the internet. Whether or not you plan to attend the meeting, your prompt response will assure a quorum and reduce solicitation expense.

Shareholders Entitled to Vote
      Only shareholders of Arrow’s common stock at the close of business on March 22, 2005, (the “record date”) are entitled to notice of and to vote at the meeting or any adjournments thereof. As of the record date, there were 116,844,159 shares of Arrow common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the meeting.
Revocation of Proxies
      The person giving the proxy may revoke it at any time prior to the time it is voted at the meeting by giving written notice to Arrow’s Secretary (or, if voted by telephone or through the internet, in the same manner in which the proxy was first sent.) You may revoke your proxy by attending the Annual Meeting and voting in person, though merely attending the Annual Meeting will not automatically revoke your proxy.
Cost of Proxy Solicitation
      Arrow pays the cost of soliciting proxies. Arrow employees are conducting this solicitation through the mail, in person, and by telephone. In addition, Arrow has retained D.F. King & Co., Inc. to assist in soliciting proxies at an anticipated cost of $9,500 plus expenses. Arrow also will request brokers and other nominees holding Arrow stock to forward these soliciting materials to the beneficial owners of that stock and will reimburse them for their expenses in so doing.

CERTAIN SHAREHOLDERS
Holders of More than 5% of Common Stock
      The following table sets forth certain information with respect to the only shareholders known to management to own beneficially more than 5% of the outstanding common stock of Arrow as of March 22, 2005.

Name and Address	Number of Shares	Percent of
of Beneficial Owner	Beneficially Owned	Class

FMR Corp.(1) 82 Devonshire Street Boston, Massachusetts 02109	17,378,707	14.9%

Mutuelles AXA(2) 370, rue Saint Honore 75001 Paris, France	16,049,166	13.7%

Wellington Management Company, LLP(3) 75 State Street Boston, Massachusetts 02109	13,139,654	11.2%

(1)	Based upon a Schedule 13G dated February 14, 2005 filed with the Securities and Exchange Commission (the “SEC”) which reflects sole voting power with respect to 711,040 shares and sole dispositive power with respect to 17,378,707 shares beneficially owned by FMR Corp., a parent holding company.

(2)	Based upon a Schedule 13G dated February 14, 2005 filed with the SEC by AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle, collectively, Mutuelles AXA (insurance companies), AXA and AXA Financial, Inc. (parent holding companies) which reflects sole dispositive power with respect to 16,049,166 shares, sole voting power with respect to 8,124,623 shares, and shared voting power with respect to 2,002,932 shares beneficially owned by Mutuelles AXA. Of such shares, 14,584,766 are beneficially owned by Alliance Capital Management L.P., an indirect subsidiary of Mutuelles AXA, acquired on behalf of client discretionary investment advisory accounts. 33,000 shares are held by AXA Investment Managers Paris (France), 24,300 are held by AXA Konzern AG (Germany) and 1,407,100 shares are held by AXA Rosenberg Investment Management LLC, each an AXA entity, solely for investment purposes.

(3)	Based upon a Schedule 13G dated February 14, 2005 filed with the SEC which reflects shared voting power with respect to 3,393,254 shares and shared dispositive power with respect to 13,139,654 shares beneficially owned by Wellington Management Company, LLP, a registered investment adviser. Of these shares, 10,316,700 or 8.8% of the Company’s outstanding common stock, are beneficially owned by Vanguard Windsor Funds — Vanguard Windsor Fund, a registered investment company, which has sole voting power and shared dispositive power with respect to all such shares. This information regarding Vanguard Windsor Funds is based upon a Schedule 13G dated February 11, 2005 filed with the SEC.

Shareholding of Executive Officers and Directors
      At March 22, 2005, all of the executive officers and directors of Arrow as a group were the beneficial owners of 4,388,693 shares (3.8% of the company’s outstanding common stock) including 3,050,840 shares held by the Arrow Electronics Stock Ownership Plan (the “ESOP”) of which William E. Mitchell, Peter S. Brown and Paul J. Reilly are the trustees, including shares allocated to the accounts of the trustees. Pursuant to certain regulations promulgated by the SEC, Messrs. Mitchell, Brown and Reilly may be deemed to have beneficial ownership of these shares by virtue of their shared power as trustees to vote such shares. As of March 22, 2005, the named executive officers and directors had beneficial ownership of the company common stock as shown on the table below.

	Shares of Common Stock Beneficially Owned

					% of
				Acquirable	Outstanding
	Currently		Common	w/in	Common
	Owned(1)		Stock Units(2)	60 Days	Stock

William E. Mitchell	3,215,290	(3)	—	—	2.8%
Michael J. Long	164,835		—	—	*
Harriet Green	57,125		—	—	*
Paul J. Reilly	3,140,965	(3)	—	—	2.7%
Peter S. Brown	3,123,190	(3)	—	—	2.7%
Daniel W. Duval	110,200		4,873	1,000	*
John N. Hanson	39,500		7,386	1,000	*
M.F. (Fran) Keeth	—		2,626	—	*
Roger King	38,000		7,680	1,000	*
Karen Gordon Mills	38,600		13,884	1,000	*
Stephen C. Patrick	7,500		3,355	—	*
Barry W. Perry	32,000		6,606	1,000	*
Richard S. Rosenbloom	40,100		1,475	1,000	*
John C. Waddell	28,576		1,475	1,000	*
Total Executive Officers’ and Directors’ Beneficial Ownership	4,332,333	(3)	49,360	7,000	3.8%

*	Represents holdings of less than 1%.

(1)	Includes vested stock options, restricted shares granted, shares held by the ESOP and shares owned independently.

(2)	Represents common stock units deferred under and restricted stock units granted to the non-employee directors under the Arrow Electronics, Inc. 2004 Omnibus Incentive Plan (the “Omnibus Incentive Plan”).

(3)	Includes 3,050,840 shares held by the ESOP of which Messrs. Mitchell, Brown and Reilly are trustees. Each trustee is deemed a beneficial owner, however the total number of shares shown as beneficially owned by the group includes such shares only once.

ELECTION OF DIRECTORS
      Each of the members of the Board of Directors of Arrow (the “Board”) is to be elected at the meeting to hold office until the next Annual Meeting of Shareholders and until his or her successor has been duly elected and qualified. By resolution of all the current directors, the Board will consist of nine directors unless and until that number is changed by a resolution of the then current Board. Shareholder proxies solicited under this proxy statement cannot be voted for more than nine directors.
      Nominees receiving a plurality of votes cast at the meeting will be elected directors. Consequently, any shares not voted (whether by abstention or broker non-votes) have no effect on the election of directors. Proxies in the enclosed form will be voted for the election as directors of the nine nominees named below.
      Management does not contemplate that any of the nominees will be unable or unwilling to serve as a director, but should that happen prior to the voting of the proxies, the persons named in the accompanying proxy reserve the right to substitute another person of their choice when voting at the meeting.
      Richard S. Rosenbloom is not standing for re-election to the Board. The Chairman together with his colleagues on the Board, for themselves and on behalf of Arrow, gratefully acknowledge his many years of service and his many and valuable contributions to the company.
      All of the nominees are currently directors of Arrow, and, with the exception of M.F. (Fran) Keeth who was appointed to the Board in August 2004, were elected at Arrow’s last annual meeting.
      Following are the biographies of the nine nominees:

Daniel W. Duval, 68, director since 1987
             Mr. Duval has been Chairman of the Board of Arrow since June 2002. He served as Arrow’s interim Chief Executive Officer from September 2002 to February 2003. He served as interim President and Chief Executive Officer of Robbins & Myers, Inc., a manufacturer of fluids management systems, from December 2003 through July 2004. Mr. Duval was the Vice Chairman of Robbins & Myers from January 1999 to December 1999 and served as President and Chief Executive Officer of that company for more than five years prior thereto. Mr. Duval is also a director of Robbins & Myers, The Manitowoc Company, Inc., Miller-Valentine Group, and Gosiger, Inc.

John N. Hanson, 63, director since 1997
             Mr. Hanson has been Chairman of the Board of Joy Global Inc., a manufacturer of mining equipment for both underground and surface applications, since August 2000. Mr. Hanson has also acted in the capacity of Chief Executive Officer since May 1999, Vice Chairman from November 1998 to August 2000 and President since June 1996. He is currently a director of Joy Global Inc., the Milwaukee Symphony Orchestra, and the Boys & Girls Clubs of Milwaukee.

M.F. (Fran) Keeth, 58, director since 2004
             Mrs. Keeth has been Executive Vice President of Shell Chemicals Limited, a services company responsible for the global petrochemical businesses of the Royal Dutch/ Shell Group of companies, since January 2005. She held positions as Executive Vice President of Customer Fulfillment and Product Business Units for Shell Chemicals Limited from July 2001 to January 2005 and Chief Financial Officer and Executive Vice President Finance and Business Systems from September 1997 to July 2001. Mrs. Keeth remains President and Chief Executive Officer of Shell Chemical LP, a U.S. petrochemical member of the Royal Dutch/ Shell Group, a position she has held since July 2001, prior to which she was Chief Financial Officer, beginning in September 1997.

Roger King, 64, director since 1995
             Mr. King is retired. He was Chief Executive Officer of Sa Sa International Holdings Limited, a retailer of cosmetics, from August 1999 to May 2002. He also served as the Executive Director of Orient Overseas (International) Limited, an investment holding company with investments principally in integrated containerized transportation businesses for more than five years ending August 1999. Mr. King also serves as a director of Orient Overseas (International) Limited and World Metal Holdings Ltd., Hong Kong.

Karen Gordon Mills, 51, director since 1994
             Mrs. Mills has been a Managing Director of Solera Capital LLC, a venture capital fund, for more than five years. She has also served as President of MMP Group, Inc., a private equity advisory firm, for more than five years. Mrs. Mills is a director of The Scotts Company, Latina Media Ventures, LLC, and Homegrown Naturals, Inc.

William E. Mitchell, 61, director since 2003
             Mr. Mitchell has been President and Chief Executive Officer of Arrow since February 2003. Mr. Mitchell previously served as Executive Vice President of Solectron Corporation as well as the President of Solectron Global Services, Inc., from March 1999 to January 2003. Mr. Mitchell also serves as a director of Rogers Corporation.

Stephen C. Patrick, 55, director since 2003
             Mr. Patrick has served as Chief Financial Officer of the Colgate-Palmolive Company, a global consumer products company, for more than the past five years. In his more than 20 years at Colgate-Palmolive he has also held positions as Vice President, Corporate Controller and Vice President of Finance for Colgate Latin America.

Barry W. Perry, 58, director since 1999
             Mr. Perry has been Chief Executive Officer and Chairman of the Board of Engelhard Corporation, a surface and materials science company, since January 2001, prior to which he was its President and Chief Operating Officer, beginning in January 1997. Mr. Perry is also a director of the Cookson Group, PLC, U.K.

John C. Waddell, 67, director since 1969
             Mr. Waddell retired as the Chairman of the Board of Arrow in May 1994 and since that time has served as the Vice Chairman.
THE BOARD AND ITS COMMITTEES
      The Board meets in general sessions under Chairman Duval, in meetings limited to non-management directors, and in its various committees. A brief description of the work of each of the committees follows.
Committees
      The audit committee of the Board consists of Mr. Patrick, as Chairman, Mrs. Keeth, Mrs. Mills, Mr. Rosenbloom and Mr. Waddell. The audit committee reviews and evaluates Arrow’s financial reporting process and other matters including its accounting policies, reporting practices, internal audit function, and internal accounting controls. The committee also monitors the scope and reviews the results of the audit conducted by Arrow’s independent auditors. The Board has determined that Mr. Patrick is an “audit committee financial expert” as defined by the SEC.
      The compensation committee of the Board consists of Mr. Perry, as Chairman, Mr. Duval, Mrs. Keeth, Mr. King, and Mrs. Mills. The compensation committee determines the salary of the Chief Executive Officer, reviews and approves the salaries and the incentive compensation of senior corporate officers, grants or approves awards under the Omnibus Incentive Plan, and implements the company’s short-term incentive plans. The committee also advises the Board generally with regard to other compensation and employee benefit matters, and collects information in connection with the evaluation of the performance of the Chief Executive Officer.
      The corporate governance committee of the Board consists of Mr. Hanson, as Chairman, Mr. Duval, Mr. King, Mr. Rosenbloom, and Mr. Waddell. The corporate governance committee will consider shareholder recommendations for nominees for membership on the Board. Such recommendations may be submitted to Arrow’s Secretary, Peter S. Brown, at Arrow Electronics, Inc., 50 Marcus Drive, Melville, NY 11747, who will forward them to the corporate governance committee. The committee’s expectations as to the specific qualities and skills required for directors are set forth in Section 4 of Arrow’s corporate governance guidelines (available at the investor relations section of the company’s website, www.arrow.com.) Under those guidelines, the committee considers potential nominees recommended by current directors, company officers, employees, shareholders, and others. The committee has retained the services of a third-party executive recruitment firm to assist committee members in the identification and evaluation of potential nominees for the Board. The committee’s initial review of the potential candidate is typically based on any written materials provided to the committee. In connection with the evaluation of potential nominees, the committee determines whether to interview the nominee, and if warranted, the committee, the Chairman of the Board, the Chief Executive Officer, and others as appropriate, interview the potential nominees. The corporate governance committee also has primary responsibility for developing the corporate governance guidelines for Arrow and for making recommendations with respect to committee assignments and other governance issues. The committee regularly reviews and makes recommendations to the Board regarding the compensation of non-employee directors.

Independence
      The company’s corporate governance guidelines provide that the Board should consist primarily of independent, non-management directors. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the company and otherwise complies with the definition of independence in Section 6 of the guidelines. Those requirements conform to, or are more exacting than, the independence requirements in the New York Stock Exchange listing rules. In addition to applying these guidelines, the Board will consider all relevant facts and circumstances in making an independence determination. The Board has determined that all of its directors and nominees, other than Mr. Mitchell, satisfy both the New York Stock Exchange’s independence requirements and the company’s guidelines.
      All members of the audit, compensation and corporate governance committees must be independent, non-management directors. Members of the audit committee must also satisfy an additional SEC independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from Arrow or any of its subsidiaries other than their directors’ compensation. The Board has determined that all members of the audit, compensation and corporate governance committees satisfy the relevant independence requirements.
      Arrow’s corporate governance guidelines, the charter of the corporate governance committee, the audit committee charter, the compensation committee charter, the company’s Worldwide Code of Business Conduct and Ethics and the Finance Code of Ethics can be found at the investor relations section of the company’s website, www.arrow.com.
      Shareholders and others who wish to communicate with the Chairman or any of the other independent, non-management members of the Board may do so by submitting such communication to Arrow’s Secretary, Peter S. Brown, at Arrow Electronics, Inc., 50 Marcus Drive, Melville, NY 11747, who will present any such communication to the independent directors in accordance with their instructions.
Meetings and Attendance
      In general, it is the practice of the Board for all of its non-management directors to meet in “executive session” at each Board meeting, with the Chairman of the Board presiding. Consistent with Arrow’s corporate governance guidelines, in 2004 these non-management director meetings included one under the guidance of the chairman of the compensation committee to evaluate the performance of the Chief Executive Officer and one under the guidance of the chairman of the corporate governance committee to discuss senior management development and succession.
      During 2004 there were 8 meetings of the Board, 14 meetings of the audit committee, 7 meetings of the compensation committee, and 5 meetings of the corporate governance committee. All directors attended 75% or more of all of the meetings of the Board and the committees on which they served, with the exception of Mrs. Keeth, who attended 70% of the meetings held since she joined the Board.
      It is the policy of the Board that all of its members attend the Annual Meeting of Shareholders absent exceptional cause, and all then incumbent members of the Board did so in 2004, with the exception of Mrs. Mills and Mr. King.

Compensation Committee Interlocks and Insider Participation
      No member of the compensation committee is an employee or director of any company of which any Arrow employee or director serves on the compensation committee. None of the members of the compensation committee has any direct or indirect material interest in or a relationship with the company other than the stock holdings discussed above and related to his or her position as a director. No member of the compensation committee is a present or former employee of the company, except for Mr. Duval, who served as interim Chief Executive Officer from September 2002 to February 2003. Under the rules of the New York Stock Exchange, such interim service does not alter Mr. Duval’s status as an independent, non-management director.
REPORT OF THE AUDIT COMMITTEE
      The audit committee represents and assists the Board by overseeing the company’s financial statements and internal controls; the independent auditor’s qualifications and independence; and the performance of the company’s internal audit function and of its independent auditor. The committee operates under the Audit Committee Charter, a copy of which is attached as Appendix A to this proxy statement and is available at the investor relations section of our website, www.arrow.com.
      The audit committee currently consists of five directors, all of whom are independent in accordance with New York Stock Exchange listing standards and other applicable regulations. The Board has determined that Mr. Patrick is an “audit committee financial expert” as defined by the SEC. In light of the possibility that Mr. Patrick might at some time be unable to attend a meeting of the committee, the Board has also determined that Mrs. Keeth qualifies as an “audit committee financial expert”.
      Company management has the primary responsibility for financial statements and for the reporting process, including the establishment and maintenance of Arrow’s systems of internal controls over financial reporting. The company’s independent auditors are responsible for auditing the financial statements prepared by management, expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, and auditing the company’s internal controls over financial reporting and management’s assessment of those controls.
      In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with both management and the independent auditors the company’s quarterly earnings releases, quarterly reports on Form 10-Q and the 2004 Annual Report on Form 10-K. Such reviews included a discussion of critical or significant accounting policies, the reasonableness of significant judgments, the quality (not just the acceptability) of the accounting principles, the reasonableness and clarity of the financial statement disclosures, and such other matters as are required to be reviewed with them under the standards promulgated by the Public Company Accounting Oversight Board (United States). Also discussed with both management and the independent auditors were the design and efficacy of the company’s internal controls over financial reporting.
      In addition, the audit committee received from and discussed with the independent auditors the written disclosure required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”) and considered the compatibility of non-audit services rendered to Arrow with the auditors’ independence. The committee also discussed with the independent auditors those matters required to be considered by Statement on Auditing Standards No. 61 (“Communication with Audit Committees”), as amended.
      The audit committee also discussed with the independent auditors and Arrow’s internal audit group the overall scope and plans for their respective audits. The committee periodically met with the independent auditors and the internal audit group, with and without management present, to discuss the results of their examinations, their evaluations of Arrow’s internal controls, and the overall quality of Arrow’s financial reporting.
      In reliance on these reviews and discussions, the audit committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the SEC.
Stephen C. Patrick, Chairman
M.F. (Fran) Keeth
Karen Gordon Mills
Richard S. Rosenbloom
John C. Waddell
Principal Accounting Firm Fees
      The aggregate fees billed by Arrow’s principal accounting firm, Ernst & Young LLP, for professional services rendered for the audits of the annual financial statements included in the Forms 10-K, the reviews of the quarterly financial statements included in the Forms 10-Q, statutory audits, issuance of comfort letters, assistance with and review of documents filed with the SEC and consultations on various accounting and reporting matters for each of the last two fiscal years are set forth in the table below. For 2004, “Audit Fees” also includes the performance of the audit of the company’s internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act and related regulations.
      Also set forth for each year are audit-related fees. Such fees are for services rendered in connection with business acquisitions, employee benefit plan audits, and other accounting consultations. Tax fees relate to assistance in tax return preparation and tax audits, tax interpretation and compliance, and tax planning in various tax jurisdictions around the world. Ernst & Young LLP did not provide any services related to financial information systems design or implementation.

	2004	2003

Audit Fees	$6,459,486	$2,605,500
Audit-Related Fees	339,246	433,190
Tax Fees	1,485,838	1,652,864
All Other Fees	—	—

	$8,284,570	$4,691,554

      Consistent with the audit committee charter, all audit, audit-related and tax services were pre-approved by the audit committee, or by a designated member thereof. The committee has determined that the provision of the approved non-audit services described above is compatible with maintaining Ernst & Young LLP’s independence.

EXECUTIVE COMPENSATION AND OTHER MATTERS
Summary Compensation Table
      The following table provides certain summary information concerning the compensation for the past three years of the Chief Executive Officer and each of the other four most highly compensated executive officers of the company (collectively, the “named executive officers”).

					Long-Term
					Compensation
					Awards(1)
		Annual Compensation(1)
					Restricted	Securities
Name and				Other Annual	Stock	Underlying	All Other
Principal Position	Year	Salary(2)	Bonus(2)	Compensation(3)	Awards(4)	Options	Compensation(5)

William E. Mitchell,	2004	$800,000	$1,105,000	$90,789	$—	100,000	$12,300
President and	2003	687,500	805,000	135,261	609,000	275,000	3,754
Chief Executive Officer(6)	2002	—	—	—	—	—	—

Michael J. Long,	2004	370,000	500,000	38,225	—	18,000	12,300
President, North American	2003	355,000	551,000	30,206	—	11,000	12,000
Computer Products	2002	315,191	385,000	31,299	131,575	10,000	11,500

Harriet Green,	2004	413,764	439,560	292,659	—	15,000	36,212
President, Arrow	2003	355,000	220,000	121,344	—	12,000	18,684
Asia/ Pacific(7)	2002	—	—	—	—	—	—

Paul J. Reilly,	2004	400,000	325,000	40,058	—	15,000	12,300
Vice President and	2003	400,000	185,000	27,910	—	10,000	12,000
Chief Financial Officer	2002	310,416	115,000	25,352	131,575	10,000	11,500

Peter S. Brown,	2004	450,000	250,000	195,560	—	12,000	12,300
Senior Vice President and	2003	450,000	185,000	227,500	—	11,000	12,000
General Counsel	2002	383,333	131,250	123,727	119,110	10,000	5,500

(1)	For both annual compensation and stock awards, all amounts are shown for the period with respect to which they were earned, and without regard to the period in which they were actually paid or awarded.

(2)	Includes amounts deferred under retirement and deferral plans.

(3)	For all named executive officers, the amount shown includes reimbursement of a portion of the tax liability incurred as a result of the vesting of restricted stock awards and automobile expenses.

—	For Mr. Mitchell, in 2004, the amount also includes relocation costs of $7,453, and financial planning and tax preparation fees of $9,521. In 2003 includes relocation costs of $61,547, tax preparation fees of $6,700 and a partial reimbursement of tax liability in connection with his relocation of $41,084.

—	For Ms. Green in 2004, includes a cost of living allowance of $14,414, a housing allowance of $103,160, relocation costs of $7,000, a home leave benefit of $19,505,

and tax equalization of $71,023. In 2003, includes a housing allowance of $116,843 offset by tax equalization of $35,037.

—	For Mr. Brown in 2004, includes a housing allowance of $80,000 and a reimbursement of tax liability of $59,142. In 2003, includes a housing allowance of $71,040, relocation costs of $63,034 and a reimbursement of tax liability of $52,516. In 2002, includes a housing allowance of $46,560, relocation costs of $13,440 and a reimbursement of tax liability of $38,737.

(4)	For 2003 and 2002, includes the fair market value as of the date of grant of the restricted stock awarded in respect of employment during that year. Such awards vest in four annual installments of 25% beginning one year after the date of award or fully upon retirement. Mr. Mitchell received an award of 50,000 shares upon his appointment as Chief Executive Officer of which 5,000 shares vested immediately and the remaining 45,000 shares vest in four equal installments. As of December 31, 2004, the aggregate number and value of unvested restricted stock awards held by Mr. Mitchell, Mr. Long, Ms. Green, Mr. Reilly, and Mr. Brown were 33,750 ($820,125), 11,250 ($273,375), 12,875 ($312,863), 12,375 ($300,713), and 14,950 ($363,285), respectively. Except for Mr. Mitchell’s 2003 award, none of the named executive officers received restricted stock awards in respect of employment in 2004 or 2003.

(5)	For each of the named executive officers, includes a contribution by Arrow of $6,150 in 2004, $6,000 in 2003, and $6,000 in 2002 to the Arrow Electronics Stock Ownership Plan, except for Mr. Mitchell who was not eligible for the contribution in 2003, for Mr. Brown, who was not eligible to participate in 2002 and for Ms. Green who does not participate in the plan. Also includes a matching contribution by Arrow of $6,150 in 2004, $6,000 in 2003, and $5,500 in 2002 to the Arrow Electronics Savings Plan, except for Mr. Mitchell who received a contribution of $3,754 of 2003 and for Ms. Green who does not participate in the plan. Amounts shown for Ms. Green in 2004 and 2003 are contributions by Arrow to her account in the Arrow Electronics (UK) Ltd. Occupational Pension Scheme.

(6)	Mr. Mitchell joined Arrow as President and Chief Executive Officer in February 2003.

(7)	Ms. Green became an executive officer of the company in 2003. Some amounts shown for 2004 were paid either in British pounds or Hong Kong dollars and for reporting purposes have been converted to U.S. dollars based on the average applicable exchange rate for the year.

Stock Option Grants In Last Fiscal Year
      The following table provides information on option grants made in early 2005 to each of the named executive officers in respect of employment during 2004.

	Individual Grants
					Potential Realizable
	Number of	% of Total			Value at Assumed Rates
	Securities	Options			of Stock Appreciation for
	Underlying	Granted to	Exercise or		Option Term(3)
	Options	Employees in	Base Price	Expiration
Name	Granted(1)	Fiscal Year	($/Sh)(2)	Date	5%	10%

William E. Mitchell	100,000	7.7%	$26.90	2/28/15	$1,691,730	$4,287,170
Michael J. Long	18,000	1.4	26.90	2/28/15	304,511	771,691
Harriet Green	15,000	1.2	26.90	2/28/15	253,760	643,076
Paul J. Reilly	15,000	1.2	26.90	2/28/15	253,760	643,076
Peter S. Brown	12,000	.9	26.90	2/28/15	203,008	514,460

(1)	All grants become exercisable in four equal annual installments, beginning with the first anniversary of the date of grant, and expire ten years after the date of grant.

(2)	All at fair market value at date of grant.

(3)	Represents gain that would be realized assuming the options were held for the entire option period and the stock price increased at annual compound rates of 5% and 10%. These amounts represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises and common stock holdings will be dependent on overall market conditions and on the future performance of the company and its common stock. There can be no assurance that the amounts reflected in this table will be achieved.
Aggregated Option Exercises in Last Fiscal Year and Year-End Option Values
      The following table provides information concerning the exercise of stock options during 2004 by the named executive officers and the number and year-end value of the unexercised stock options of each of the named executive officers.

					Value of Unexercised
			Number of Unexercised		In-the-Money
	Shares		Options at Fiscal		Options at
	Acquired		Year-End		Fiscal Year-End(2)
	on	Value
Name	Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

William E. Mitchell	—	$—	50,000	225,000	$606,000	$1,818,000
Michael J. Long	12,500	121,196	95,500	35,000	153,251	78,375
Harriet Green	—	—	32,500	29,500	45,750	78,375
Paul J. Reilly	—	—	45,750	26,250	146,738	81,750
Peter S. Brown	—	—	50,000	36,000	107,125	105,375

(1)	Represents the difference between the fair market value of the shares at date of exercise and the exercise price multiplied by the number of options exercised.

(2)	Value of unexercised options is based on the difference between the exercise price and $24.30, the closing market price at December 31, 2004.
Long-Term Incentive Plan — Awards In Last Fiscal Year
      The following table provides information concerning performance share awards granted to the named executive officers during 2004.

			Estimated Future Payouts
			Under Non-Stock Price-Based
	Number of	Performance or Other	Plans(# of Shares)
	Shares, Units or	Period Until
Name	Other Rights	Maturation or Payout	Threshold	Target	Maximum

William E. Mitchell	50,000	3 years	—	50,000	100,000
Michael J. Long	7,800	3 years	—	7,800	15,600
Harriet Green	7,800	3 years	—	7,800	15,600
Paul J. Reilly	7,800	3 years	—	7,800	15,600
Peter S. Brown	7,800	3 years	—	7,800	15,600
      The performance share awards cover a performance period of January 1, 2004 to December 31, 2006. The performance shares will be delivered in common stock at the end of the three-year period based on the company’s actual performance compared to the target metric and may be from 0% to 200% of the initial award.
Equity Compensation Plan Information
      The following table summarizes information, as of December 31, 2004, relating to the Omnibus Incentive Plan, which was approved by the company’s shareholders and under which cash-based awards, non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock and restricted stock units, performance shares or units, covered employee annual incentive awards and other stock-based awards may be granted from time to time.

	Number of Securities to be
	Issued Upon Exercise	Weighted Average Exercise	Number of Securities
	of Outstanding Options,	Price of Outstanding Options,	Remaining Available for
Plan Category	Warrants and Rights	Warrants and Rights	Future Issuance

Equity compensation plans approved by security holders	10,846,712	$23.83	6,945,155
Equity compensation plans not approved by security holders	—	—	—

Total	10,846,712	$23.83	6,945,155

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
Compensation Governance
      The primary role of the compensation committee is to oversee compensation practices for Arrow’s senior executive officers. The committee’s responsibilities include reviewing salaries, benefits and other compensation of Arrow’s senior executives and making recommendations to the full Board with respect to these matters. The committee is comprised entirely of Board members who are independent, non-employee directors of the company.
Compensation Philosophy
      The committee and the company’s senior management review the company’s executive compensation and benefit programs to ensure that they are consistent and strategically aligned with the company’s compensation philosophy. In keeping with the overarching principles of that philosophy, the company’s compensation and benefit programs must:

—	support the achievement of Arrow’s vision, business strategy, and operating imperatives;

—	reinforce a high-performance culture with clear emphasis on accountability and variable pay;

—	align the interests of senior management with those of shareholders;

—	ensure plan designs and actions reflect good corporate governance practices;

—	provide fully competitive total compensation opportunities; and

—	ensure a reasonable return on our total compensation expenditures.
      In light of these principles, the committee approved a set of programs the primary objective of which is to maximize value creation for shareholders. To that end, these programs:

—	generate levels of total compensation that will attract and retain superior executives;

—	link annual incentives, which vary directly with company and individual performance, to the company’s annual operating goals;

—	utilize performance share awards to reward executives for consistent performance over a three-year period by linking rewards to three-year financial goals designed to increase shareholder value; and

—	encourage long-term decision-making and thereby enhance shareholder value through the use of stock options.
Senior Executive Officer Compensation for 2004
      In setting the appropriate levels of compensation, the committee reviews the competitiveness of the total compensation package relative to those companies and industries identified as peers or competitors for talent. Such companies include Arrow’s competitors, customers and suppliers, and a group of companies of similar size and scope drawn from other industries.
      In order to maximize the effectiveness of the compensation plans, the committee works to ensure that all of the individual components of the compensation program work together to achieve desired behaviors, business results, and shareholder value creation. The objectives of each element of Arrow’s total executive compensation system are set forth below.
Base Salary
      Base salary represents an integral component of the overall total compensation opportunity. The primary purpose of base salary is to recognize an employee’s level of responsibility, immediate contributions, knowledge, skills, experience, and abilities.
      The committee reviews each executive officer’s base salary annually. The factors which influence committee determinations regarding base salary include prevailing levels of pay among executives of similar companies in industries with which Arrow competes for executive talent, internal pay equity considerations, level of responsibility, prior experience, breadth of knowledge, and job performance.
      In conducting its salary deliberations, the committee does not strictly tie senior executive base pay to a defined competitive standard. Rather, the committee elects to maintain flexibility so as to permit salary recommendations that best reflect the individual contributions made by the company’s top executives. Each of the named executive officers has an employment agreement that provides for a minimum base salary.
Variable Pay
      Variable pay, consisting of cash bonuses and equity awards, plays a significant role in executives’ overall compensation. Arrow’s plans are designed to deliver a significant portion of variable compensation (approximately 60%, including estimated values of equity awards) to those executives who report directly to the CEO. It is intended to reinforce Arrow’s focus on both short and long-term performance and to recognize and reward individuals for the achievement of results. Arrow’s variable pay programs have the following overarching objectives:

—	focus on organizational priorities and performance;

—	align compensation with the achievement of organizational strategies and financial goals;

—	reward exceptional individual and organizational performance; and

—	link capital accumulation to organizational performance.
      Arrow’s variable pay is delivered in three plans, each representing a different performance horizon. Participation in these plans varies based on individual performance, an individual’s role in the organization and prevalent market practice. As discussed below, the three plans are designed to drive and reward short-term, mid-term and long-term performance.
Short-Term Incentive — Management Incentive Compensation Plan
      Short-term incentives are used to reward employees for individual and company performance on an annual basis while ensuring that Arrow’s compensation remains competitive in the marketplace. Arrow’s short-term incentive compensation plans serve to reinforce pay for performance and individual accountability for optimizing operating results throughout the year and driving profitability, efficiency and shareholder value.

      Management, in consultation with the committee, establishes short-term financial goals that relate to one or more key indicators of corporate financial performance. For 2004, the short-term incentive award opportunity for each participant was based on a mix of the company’s achievement of specified levels of operating income, average net working capital as a percentage of sales, and individual strategic objectives. For the CEO, his direct reports, and other corporate executives, the operating income and working capital targets are based on the results obtained by Arrow as a whole. For operating group and division executives, the results obtained by those groups and divisions are also factored in.
      Incentive targets for each participating executive under the Management Incentive Compensation Plan vary depending on the participant’s level and breadth of responsibility, potential contribution to the success of the company and competitive considerations.
      The participants’ awards were determined at year-end based on both the company’s performance against the predetermined targets as well as the attainment of the specific individual goals and each individual’s contribution to Arrow’s success. For 2004, the level of achievement by the participating named executive officers other than Mr. Mitchell, whose award is discussed below, ranged between 141% and 191% of the targets established under the plan. The awards for participating named executive officers averaged 162% of their respective targets.
Mid-Term Incentive Program
      Arrow provides mid-term incentives to its executives through awards under the Omnibus Incentive Plan. These mid-term vehicles may include performance shares, performance units, and restricted stock. The program provides a mid-term focus that links executive compensation to improvements in the company’s financial results and the performance of its stock.
      For 2004, the committee utilized performance share awards as its mid-term compensation tool. Under such awards, each year begins a new three-year performance period for which the committee establishes financial targets and performance share targets for participating executives based on each participant’s level and breadth of responsibility, his or her potential contribution to the success of the company, and competitive considerations.
      Each participant’s actual award is determined at the end of each three-year period based on Arrow’s actual performance against the goals established by the committee at the beginning of that period and may range from 0% to 200% of the target number of shares. For the 2004 — 2006 period, the committee established a target based on the average EBIT percentage (earnings before interest and taxes divided by sales) over the three years. Awards earned at the end of the three-year period are paid in shares of Arrow common stock.
Long-Term Incentive Program
      The grant of stock options under the Omnibus Incentive Plan reinforces the importance of producing satisfactory returns to shareholders over the long-term. Stock option awards provide executives with the opportunity to acquire an equity interest in Arrow and align their interests with those of shareholders.
      Option exercise prices are 100% of the fair market value of Arrow shares on the date of grant and vest in four annual installments. This ensures that participants will derive benefits only as shareholders realize corresponding gains over an extended time period. Options have a maximum term of ten years.
      Each year, the committee reviews the history of the stock option awards and makes grant decisions based on the committee’s assessment of each executive’s contribution and performance during the year and on competitive compensation practices in comparable companies in those industries with which Arrow competes for executive talent.
CEO Compensation for 2004
      The CEO’s base salary was evaluated based on Mr. Mitchell’s level and span of responsibility and his contributions during the past year to the company’s success, as well as on his knowledge, skills, experience, and abilities. These were reviewed against prevailing levels of pay among chief executives of those companies identified as peers or competitors for executive talent and internal pay equity considerations. Based upon these criteria, the committee increased Mr. Mitchell’s base salary to $800,000 for 2004.
      Mr. Mitchell’s 2004 annual cash bonus was covered under the Omnibus Incentive Plan. The Plan provides for a performance-based bonus to Mr. Mitchell, as defined by Section 162(m) of the Internal Revenue Code. The maximum bonus to be awarded each year is determined by a formula, which is based on performance goals determined by the committee. The purpose of the plan is to enable Arrow to motivate the CEO to achieve strategic, financial and operating objectives, and to reward contributions towards improvement in financial performance as measured by the formula. For 2004, the performance goals were based on the company’s net income and utilization of net working capital. The committee has the discretion to determine the actual amount of the bonus to be paid, which amount may not exceed the maximum bonus calculated under the bonus formula. The committee considered the level of achievement by the company of financial and other goals, and awarded Mr. Mitchell a bonus of $1,105,000 for 2004 which was within the amount generated by the bonus formula.
      In addition to the annual bonus, Mr. Mitchell was awarded 50,000 performance shares under the Mid-Term Incentive Program, the goals of which are the same as those discussed above for other executives. Mr. Mitchell was also awarded 100,000 stock options under the Long-Term Incentive Program for his performance in 2004. Including the estimated value of equity awards, approximately 80% of Mr. Mitchell’s total compensation with respect to 2004 was delivered to him in the form of variable pay.
Summary
      Each year, the Board and the committee review all elements of cash and non-cash compensation paid to executive officers of Arrow. The committee manages all elements of executive pay in order to ensure that pay levels are consistent with Arrow’s compensation philosophy. In addition, the Board and the committee administer Arrow’s long-term executive compensation programs to ensure that Arrow’s objectives of linking executive pay to improved financial performance and increased shareholder value continue to be fostered.
Barry W. Perry, Chairman
Daniel W. Duval
M.F. (Fran) Keeth
Roger King
Karen Gordon Mills

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
AMONG ARROW ELECTRONICS, INC., S&P 500 STOCK INDEX AND
PEER COMPANIES GROUP
      The following graph compares the performance of Arrow for the periods indicated with the performance of the Standard & Poor’s 500 Stock Index and the average performance of a group consisting of Arrow’s peer companies on a line-of-business basis. The peers included in the Electronics Distributor Index are Avnet, Inc., Agilysys, Inc., All American Semiconductor, Inc., Bell Microproducts, Inc., Jaco Electronics, Inc., and Nu Horizons Electronics Corp. The graph assumes $100 invested on December 31, 1999 in Arrow, the S&P 500 Stock Index, and the peer companies group. Total return indices reflect reinvested dividends and are weighted on the basis of market capitalization at the time of each reported data point.

	1999	2000	2001	2002	2003	2004

Arrow Electronics	100	113	118	50	91	96
Electronics Distributor Index	100	81	90	42	77	71
S&P 500 Stock Index	100	90	78	60	76	82
DIRECTORS’ COMPENSATION
      The members of the Board who are not Arrow employees receive an annual fee of $40,000 and a fee of $2,000 for each Board or committee meeting attended. Each non-employee director serving as chairman of any committee receives an additional annual fee of $10,000. As Chairman of the Board, Mr. Duval receives an additional fee of $200,000 per year.
      For the directors’ term beginning with the May 2003 Annual Meeting, each non-employee director then serving received an option to purchase 4,000 shares of Arrow common stock having an exercise price equal to the fair market value of the underlying common stock on the date of grant under the terms of the Arrow Non-Employee Directors Stock Option Plan.

      For the directors’ term beginning with the May 2004 Annual Meeting, the Non-Employee Director Stock Option Plan grants were replaced by grants of restricted stock units under the Omnibus Incentive Plan. Each non-employee director then serving received a grant of restricted stock units valued at $40,000 based on the fair market value of Arrow’s common stock at the date of grant. The units vest one year after the grant, but are subject to a number of restrictions until one year after the recipient leaves the Board, at which point the units will be settled with the issuance of shares of Arrow stock. Mrs. Keeth received such an award upon joining the Board in September 2004.
      Non-employee directors may, in their discretion, defer a percentage of their annual retainers and meeting fees to be paid upon termination from the Board. Unless a non-employee director makes a contrary election, 50 percent of the non-employee director’s annual retainer fee is deferred and converted to phantom stock units of Arrow common stock. A different percentage may also be chosen. Amounts that are deferred may be invested for the benefit of the director, or should a director so choose, be converted into the phantom stock units. Upon termination of service on the Board, each whole phantom stock unit, if any, credited to the non-employee director’s account will be converted into one share of common stock.
EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS
      In February 2003, Mr. Mitchell entered into an employment agreement with Arrow that was amended in March 2005. The amendment extended the period of Mr. Mitchell’s employment from January 2006 to March 2009, and replaced the prior undertaking to pay certain of his expenses (including, but not limited to, expenses related to club dues, automobile and local transportation, tax preparation, and financial planning) with a single annual payment of $100,000. The amendment also provides for liquidated damages in the event of Mr. Mitchell’s termination without cause during the term of the agreement. The agreement provides for a minimum base salary of $750,000 a year, and, for 2003, provided for a guaranteed minimum bonus of $375,000. The agreement also established the terms of Mr. Mitchell’s participation in the Supplemental Executive Retirement Plan (the “SERP”), discussed below.
      Mr. Long has an employment agreement with Arrow which continues from year to year unless terminated by either party on not less than twelve months’ notice. The employment agreement provides for a minimum base salary of $330,000 per year and a minimum target incentive of $270,000 per year.
      Ms. Green has an employment agreement with Arrow Electronics (UK) Ltd., a subsidiary of the company, which continues from year to year unless terminated by either party on not less than twelve months’ notice. The agreement provides for a minimum base salary throughout its term of $413,764 and provided for a targeted incentive payment in 2004 of $248,200. (All amounts under the contract are stated and paid in British pounds, and are converted here for reporting purposes only, using the average exchange rate for 2004). The agreement also provides for the use of a company vehicle (leased by the company at an annual cost of $19,600) and, while on expatriate assignment in Hong Kong, the use of a car and driver. Pursuant to a separate agreement concerning Ms. Green’s assignment to Hong Kong, she is also entitled to receive for the duration of that assignment monthly round-trip airfare, a cost of living allowance at an annual rate of $23,809, furnished accommodations, tax equalization, a one-time relocation allowance of $7,000, and an annual family home leave benefit of $19,505.
      Mr. Reilly has an employment agreement with Arrow which continues from year to year unless terminated by either party on not less than twelve months’ notice. The agreement provides for a minimum base salary of $400,000 per year and a minimum target incentive of $150,000 per year.
      Mr. Brown has an employment agreement with Arrow which continues from year to year unless terminated by either party on not less than twelve months’ notice. The agreement provides for a minimum base salary of $450,000 per year and a minimum target incentive amount of $175,000 per year. In connection with Mr. Brown’s relocation to corporate headquarters, the agreement provided for his use of a company-provided apartment through August 2003, and a $10,000 (after tax) monthly housing subsidy thereafter through August 2004. The agreement also established the terms of Mr. Brown’s participation in the SERP.
      Arrow has entered into agreements with each of the named executive officers which provide for payments of three times their annualized includible compensation and continuation of their benefits for up to three years if their employment is terminated by the company (other than for cause approved by three-fourths of the directors then serving), if their responsibilities or base salaries are materially diminished, or if certain other adverse changes occur within 24 months following a change of control of Arrow. The amounts payable pursuant to such agreements to the named executive officers will be reduced, if necessary, to avoid excise tax under Section 4999 of the Internal Revenue Code.
UNFUNDED PENSION PLANS
      Arrow maintains an unfunded Supplemental Executive Retirement Plan under which the company will pay supplemental pension benefits to certain employees upon retirement. There are 22 current and former corporate officers participating in this plan. The Board determines who is eligible to participate in the SERP.
      In 2002, Arrow amended the SERP to provide for benefits to be determined based on the amount needed to bring a participant’s total retirement income (consisting of the SERP payment, social security income, and any other benefit provided by the company during retirement) equal to a specified percentage of that participant’s average final compensation at the time of retirement. Under the amended SERP, the specified percentage is based on the number of years of participation in the SERP, rather than the prior practice of a fixed dollar amount per year of service or, in certain instances, the Board determining the annual benefit. The amendment also raised the minimum early retirement age from 50 to 55 (with an additional requirement of number of years of service).
      The original plan also provided for the immediate payment of the full benefit amount upon a participant’s involuntary termination of employment for other than cause or disability if it followed a change of control of Arrow by less than two years. Under the amended SERP, however, a participant in such circumstances would receive his or her annual benefit only upon reaching age 60, and then only in the amount accrued up until the time of termination.

      Participants whose accrued rights and benefits under the SERP prior to the 2002 amendments would have been adversely affected by the amendment will continue to be entitled to such accrued rights and benefits.
      Under the amended SERP, at normal retirement (generally, age 60) Mr. Brown would receive estimated annual SERP payments of $166,160, Mr. Long, $482,036, and Mr. Reilly, $388,572. Under the terms of his employment agreement, Mr. Mitchell will be eligible for payments under the plan at age 65, in an estimated annual amount of $477,818.
      Under an agreement made in July 2004, Ms. Green is a participant in an Executive Pension Arrangement with Arrow Electronics (UK) Ltd which consists of her continued participation in that company’s approved pension scheme and also in an unfunded, unapproved retirement benefits scheme. Retirement benefits under the approved plan are limited to those resulting from the UK Inland Revenue’s annual contribution limits, while the unfunded plan is designed to add retirement benefits based on employer contributions similar to those used in the approved plan but relating to amounts Ms. Green earns annually above the Inland Revenue limits for the approved plan. At the time of the execution of the agreement, the company made a one-time adjustment to Ms. Green’s accrued benefit in the unfunded plan of $58,227 (at then current exchange rates). Ms. Green will receive benefits under the unfunded plan upon her retirement, at or after age 55, in a monthly amount based on the annuitized value of the unfunded plan account at the time of her retirement.
CERTAIN TRANSACTIONS
      Germano Fanelli, an executive officer and President of Arrow Electronics EMEASA (Europe, Middle East, Africa, and South America), and his family beneficially own a majority equity interest in manufacturing companies that in the ordinary course of business purchase a part of their electronic components requirements from Arrow, and during 2004 purchased €4,432,853 ($5,505,282 based on the average exchange rate during 2004) of components from Arrow. Arrow has reviewed the transactions, and confirmed that the purchases are on terms and conditions not less favorable to the company than it generally obtains from unrelated, comparable customers.
      Pursuant to an agreement entered into in 1980 and subsequently modified, the company was obligated to pay Mr. Waddell’s designated beneficiary, a member of his immediate family, a benefit of $1,000,000 upon Mr. Waddell’s death. In December 2003, the company and Mr. Waddell’s beneficiary entered into an agreement pursuant to which the beneficiary will receive the present-value, annuitized equivalent of the death benefit, in the form of annual payments of $45,000 for the remainder of the beneficiary’s life up to a maximum of 12 years.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934 requires Arrow’s officers and directors and persons who own more than ten percent of a registered class of Arrow’s equity securities to file reports of ownership and changes in ownership with the SEC. Arrow believes that during fiscal year 2004 its officers and directors complied with all applicable Section 16(a) filing requirements, except as follows. Mr. Fanelli’s appointment as an executive officer of Arrow required the filing of a Form 3, which was not made within the requisite time period. Also untimely were the filings of a Form 4 in connection with two sales of common stock by Mr. Fanelli during the course of 2004. In 2003, both Mr. Rosenbloom and Mr. Mitchell made charitable gifts of shares which were not reflected on the Forms 5 they filed for that year. Accordingly, each of them filed an amended Form 5 during 2004.
RATIFICATION OF APPOINTMENT OF AUDITORS
      The shareholders will be asked to ratify the appointment of Ernst & Young LLP as Arrow’s independent auditors for 2005. Arrow expects that representatives of Ernst & Young LLP will be present at the meeting with the opportunity to make a statement if they desire to do so and that such representatives will be available to answer appropriate inquiries raised at the meeting.
      The Board recommends that the shareholders vote FOR the ratification of such appointment.
OTHER MATTERS
      Management does not expect any matters to come before the meeting other than those to which reference is made in this proxy statement. However, if any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons voting such proxies.
SUBMISSION OF SHAREHOLDER PROPOSALS
      Arrow anticipates that the next Annual Meeting of Shareholders will be held on or about May 2, 2006. If a shareholder intends to present a proposal at Arrow’s Annual Meeting of Shareholders to be held in 2006 and seeks to have the proposal included in Arrow’s Proxy Statement relating to that meeting, pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, the proposal must be received by Arrow no later than the close of business on December 9, 2005.
      Arrow’s by-laws govern the submission of nominations for director and other business proposals that a shareholder wishes to have considered at Arrow’s Annual Meeting of Shareholders to be held in 2006 which are not included in our proxy statement for that meeting. Under the by-laws, subject to certain exceptions, nominations for director or other business proposals to be addressed at our next annual meeting may be made by a shareholder entitled to vote who has delivered a notice to the Secretary of Arrow no later than the close of business on March 7, 2006, and not earlier than February 5, 2006. The notice must contain the information required by the by-laws. These advance notice provisions are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC. A proxy granted by a shareholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above advance notice by-law provisions, subject to applicable rules of the SEC.

By Order of the Board of Directors,

Peter S. Brown
Secretary

Appendix A
ARROW ELECTRONICS, INC.
AUDIT COMMITTEE CHARTER
       The audit committee, a committee of the Board of Directors of Arrow Electronics, Inc., represents and assists the Board by overseeing the company’s financial statements and internal controls; compliance with legal and regulatory requirements; the independent auditor’s qualifications and independence; and the performance of the company’s internal audit function and the independent auditor.
      The audit committee shall consist of three or more directors as may be fixed from time to time by the Board of Directors, each of whom, in the judgment of the Board, shall be independent in accordance with New York Stock Exchange listing standards and other applicable regulations. Each member shall, in the judgment of the Board, have the ability to read and understand the company’s basic financial statements. At least one member of the committee shall, in the judgment of the Board, be an audit committee financial expert in accordance with the rules and regulations of the Securities and Exchange Commission, and at least one member (who may also serve as the audit committee financial expert) shall, in the judgment of the Board, have accounting or related financial management expertise in accordance with New York Stock Exchange listing standards.
      Committee members and the committee’s Chairman shall be appointed by the Board. The Board may remove a committee member from the committee at any time with or without cause, and may fill any vacancy created on the committee.
      The audit committee shall have the following duties and responsibilities:

1.	Meetings
      To meet at least five times each year and at such other times as it deems necessary to fulfill its responsibilities. The committee shall periodically meet separately with management, the internal auditor, and the independent auditor.

2.	Independent Auditor Provisions
      To select and retain (subject to approval by the company’s stockholders), and terminate when appropriate, the independent auditor; set the independent auditor’s compensation; and pre-approve all audit services to be provided by the independent auditor.
      To pre-approve all permitted non-audit services to be performed by the independent auditor and establish policies and procedures for the engagement of the independent auditor to provide permitted non-audit services.
      To, at least annually, consider the independence of the independent auditor, including whether the provision by the independent auditor of permitted non-audit services is compatible with independence, and obtain and review a report from the independent auditor describing all relationships between the auditor and the company.

3.	Policies and Procedures
      To receive and review: a) a report by the independent auditor describing the independent auditor’s internal quality-control procedures and any material issues raised by the most recent internal quality-control review, or peer review of the independent auditing firm, or by any inquiry or investigation by government or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and, b) other required reports from the independent auditor.
      To review with the independent auditor: a) the scope and results of the audit; b) any problems or difficulties that the auditor encountered in the course of the audit work, and management’s response; and, c) any questions, comments or suggestions the auditor may have relating to the internal controls, and accounting practices and procedures, of the company or its subsidiaries.
      To review, at least annually, the scope and results of the internal audit program, including then current and future programs of the company’s internal audit department, procedures for implementing accepted recommendations made by the independent auditor, and any significant matters contained in reports from the internal audit department.
      To review the appointment and replacement of the senior internal audit executive.
      To review with the independent auditor, the company’s internal audit department, and with management: a) the adequacy and effectiveness of the systems of internal controls (including any significant deficiencies and significant changes in internal controls reported to the committee by the independent auditor or management), accounting practices, and disclosure controls and procedures (and management reports thereon) of the company and its subsidiaries; and b) current accounting trends and developments, and take such action with respect thereto as may be deemed appropriate.
      To discuss company policies with respect to risk assessment and risk management, and review contingent liabilities and risks that may be material to the company and major legislative and regulatory developments that could materially impact the company’s contingent liabilities and risks.
      To review: a) the status of compliance with laws, regulations, and internal procedures; and b) the scope and status of systems designed to promote company compliance with laws, regulations and internal procedures, through receiving reports from management, legal counsel and third parties as determined by the committee.
      To establish procedures for confidential and anonymous receipt, retention and treatment of complaints regarding the company’s accounting, internal controls and auditing matters.
      To establish policies for the hiring of employees and former employees of the independent auditor.

4.	Company Financial Statements
      To review with management and the independent auditor the annual and quarterly financial statements of the company, including: a) the company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; b) any material changes in accounting principles or practices used in preparing the financial statements prior to the filing of a report on Form 10-K or 10-Q with Securities and Exchange Commission; and c) the items required by Statement of Auditing Standards 61 as in effect at that time in the case of the annual statements and Statement of Auditing Standards 71 as in effect at that time in the case of the quarterly statements.
      To recommend to the Board, based on the review described in the paragraph above, whether the financial statements should be included in the annual report on Form 10-K.
      To review earnings press releases, as well as company policies with respect to earnings press releases, financial information and earnings guidance provided to analysts and rating agencies.

5.	Annual Report
      To prepare a report each year for inclusion in the company’s proxy statement.

6.	Committee Resources
      To obtain the advice and assistance, as appropriate, of independent counsel and other advisors as necessary to fulfill the responsibilities of the committee.

7.	Reporting
      To report regularly to the Board of Directors with respect to its activities and make recommendations to the Board as appropriate.

8.	Performance Evaluation
      To conduct an annual performance evaluation of the committee and annually evaluate the adequacy of its charter and recommend any proposed changes to the Board for consideration and approval.

9.	Delegation of Authority
      To delegate authority from time to time to a subcommittee of one or more members, when appropriate and in accordance with applicable rules and regulations.

10.	Other Activities
      To perform other activities consistent with this charter, company by-laws and applicable law, as the committee deems appropriate or as requested by the Board.

PROXY

ARROW ELECTRONICS, INC.

This Proxy is Solicited by the Board of Directors.
PROXY for Annual Meeting of Shareholders, May 6, 2005

     The undersigned hereby appoints William E. Mitchell, Peter S. Brown and Paul J. Reilly, and any one or more of them, with full power of substitution, as proxy or proxies of the undersigned to vote all shares of stock of ARROW ELECTRONICS, INC. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on May 6, 2005, at 11:00 a.m., at the offices of JPMorgan Chase Bank, N.A., 270 Park Avenue, New York, New York, or any adjournments thereof, as set forth on the reverse hereof.

Please Return This Proxy Promptly in the Enclosed Envelope

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ Detach here from proxy voting card. ▲

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

1.	Vote via the internet by accessing www.proxyvoting.com/arw

or

2.	Call toll free 1-866-540-5760 on a touchtone telephone and then follow the instructions given. There is NO CHARGE to you for this call.

or

3.	Mark, sign and date your proxy card and return it promptly in the enclosed postage paid envelope.

PLEASE VOTE

Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

WITHHELD
		FOR	FOR ALL
1.	Authority to vote FOR the election of directors in accordance with the accompanying Proxy Statement.	☐	☐
NOMINEES:

01 Daniel W. Duval	02 John N. Hanson	03 M.F. (Fran) Keeth
04 Roger King	05 Karen Gordon Mills	06 William E. Mitchell
07 Stephen C. Patrick	08 Barry W. Perry	09 John C. Waddell

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

		FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of Ernst & Young LLP as Arrow’s independent auditors for the fiscal year ending December 31, 2005.	☐	☐	☐

3.	In accordance with their discretion upon such other matters as may properly come before the meeting or any adjournments thereof.	☐	☐	☐

This proxy is being solicited by the management and will be voted as specified. If not otherwise specified, it will be voted for the proposals and otherwise in accordance with management’s discretion.

Dated:		, 2005

Signature

Signature if held jointly

If acting as attorney, executor, trustee or in other representative capacity, please sign name and title.

▲ Detach here from proxy voting card ▲

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Daylight Time on Thursday, May 5, 2005.

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
www.proxyvoting.com/arw		1-866-540-5760		Mark, sign and date
Use the internet to vote your proxy.		Use any touch-tone telephone to vote		your proxy card
Have your proxy card in hand when	OR	your proxy. Have your proxy card in	OR	and
you access the website.		hand when you call.		return it in the
enclosed postage-paid
envelope.

If you vote your proxy by internet or by telephone, you do
NOT need to mail your proxy card.

You can view the Arrow Annual Report and Proxy Statement on the internet at: www.arrow.com/annualreport2004